UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

May 26, 2004
(Date of Report)

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

10943 North Sam Houston Parkway West
Houston, Texas 77064
(Address of principal executive offices)

(281) 897-7788
(Registrant’s telephone number,
including area code)

Item 12. Results of Operations and Financial Condition.
SIGNATURES
Attachment I

Item 12. Results of Operations and Financial Condition.

     The information in this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

     On May 26, 2004, NCI Building Systems, Inc. issued a press release announcing its financial results for its second quarter ended May 1, 2004. A copy of the press release is included herewith as Attachment I.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NCI BUILDING SYSTEMS, INC. (Registrant)
By:	/s/ Robert J. Medlock
Robert J. Medlock, Executive Vice President
and Chief Financial Officer

Dated: May 26, 2004

Attachment I

[NCI letterhead]

Contact:	Robert J. Medlock
Executive Vice President &
Chief Financial Officer
(281) 897-7788

NCI BUILDING SYSTEMS REPORTS SECOND QUARTER EARNINGS OF $0.39 PER
DILUTED SHARE, UP FROM $0.11 FOR THE SECOND QUARTER OF FISCAL 2003

HOUSTON (May 26, 2004) – NCI Building Systems, Inc. (NYSE: NCS) today announced its financial results for its second quarter ended May 1, 2004. Sales for the quarter increased 28% to $254.7 million from $199.2 million for the second quarter of fiscal 2003. Net income rose 281% to $7.7 million from $2.0 million. Net income per diluted share for the second quarter of fiscal 2004 was $0.39, an increase of 255% from $0.11 for the second quarter of fiscal 2003.

     Sales for the first six months of fiscal 2004 rose 16% to $470.1 million from $407.1 million for the same period in fiscal 2003. Net income increased 130% to $13.5 million for first half of fiscal 2004 from $5.9 million for the first half of fiscal 2003, while net income per diluted share grew 119% to $0.68 from $0.31.

     “NCI produced strong profitable growth for the second quarter, primarily due to better-than-expected volume in our metal components and coil coating businesses,” said A.R. Ginn, Chairman and Chief Executive Officer. “Our volume expansion was driven by an improving market for repairs and retrofit products and increasing new non-residential construction, both of which reflect a stronger economic environment relative to fiscal 2003.

     “We achieved these results at a time when our industry faced rapidly increasing steel prices and scarcity of steel supplies. While we believe that our second quarter volume was positively affected by customers ordering in advance of announced price increases, steel availability limited our ability to respond fully to every opportunity for incremental sales during the quarter. As we discussed in our first quarter earnings release, we worked closely with our existing customers during the second quarter to mitigate the impact of rising steel prices. With the exception of our Buildings Group, we have been able to pass most of the steel price increases through to customers. Although volume-related operating leverage in the Components Group generated expansion in our operating profit for the quarter, our gross profit percentage declined from the first quarter of 2004 because of our efforts to assist our customers in weathering the rising steel prices. The Buildings Group profitability was negatively impacted by the workout of lower priced backlog during our second fiscal quarter, which limited our ability to pass through steel price increases except on isolated buildings. We believe we completed approximately 50% of the lower-priced backlog during the quarter. Due to contract renegotiations of the remaining backlog and new orders with current pricing now in production, buildings margins should improve during the third quarter. Second quarter volume increased in this business on a comparable-quarter basis, but the growth rate was lower than our component business because of our project selectivity and our refusal to chase incremental business through price concessions.

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NCI Building Systems Reports Second Quarter Results

May 26, 2004

     “We are encouraged by signs that steel price increases are abating. Thus far, these higher prices do not appear to have had a material negative impact on demand for steel for non-residential construction, and a more stable pricing environment will produce more normalized pricing risk for NCI. Consequently, as we begin the seasonally strongest part of our fiscal year, our primary concern remains the availability of steel, which, because of worldwide supply and demand pressures, may remain tight for a significant period. However, due to our strong position of industry leadership and our long-term supplier relationships, we continue to expect to procure the steel we need to fulfill our customer obligations.

     “Our financial guidance for the third quarter of fiscal 2004 recognizes the potential that customer orders in advance of second quarter price increases will affect our volume for the third quarter. While we clearly expect to benefit during the third quarter from the seasonal increase in construction activity relative to the first half of fiscal 2004, our earnings visibility continues to be clouded by the uncertain impact of steel price volatility. In addition, our guidance assumes we complete our previously announced refinancing of our senior credit facility, and the subsequent redemption of our senior subordinated notes, and, as a result, will incur costs of approximately $9.8 million, or $0.28 per diluted share after-tax, for the third quarter. At today’s interest rates, the restructuring of NCI’s debt will reduce our interest payments by approximately $8 million annually, depending on our average loan balance. Based on these and other assumptions, we are establishing our guidance for earnings per diluted share for the third quarter of fiscal 2004, including the impact of the proposed refinancing, in a range of $0.14 to $0.18.” Without the impact of the debt refinancing the guidance for the third quarter earnings per diluted share would have been $0.42 to $0.46 as compared to $0.36 per diluted share in the third quarter of fiscal 2003.

     Mr. Ginn concluded, “Our confidence in achieving our financial targets for the remainder of fiscal 2004 is supported by increasing steel price stability and the ongoing economic recovery. We believe our second quarter results provide clear evidence of our ability in such an environment to leverage our strong market position to achieve additional significant profitable growth.”

     NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

     Some statements contained in this release are “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual performance of the Company may differ from that projected in such statements as a result of factors such as industry cyclicality and seasonality, adverse weather conditions, fluctuations in customer demand and order patterns, raw material pricing, competitive activity and pricing pressure and general economic conditions affecting the construction industry. Investors should refer to statements regularly filed by the Company in its annual report to the Securities and Exchange Commission on Form 10-K, its quarterly reports to the SEC on Form 10-Q and its current reports to the SEC on Form 8-K and other filings with the SEC for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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NCI Building Systems Reports Second Quarter Results

May 26, 2004

NCI BUILDING SYSTEMS, INC.
STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	May 1,	May 3,	May 1,	May 3,
	2004	2003	2004	2003
Sales	$254,686	$199,198	$470,092	$407,062
Cost of sales	197,068	157,598	362,257	321,581

Gross profit	57,618	41,600	107,835	85,481
Selling, general and administrative expenses	40,668	34,052	76,939	66,429

Income from operations	16,950	7,548	30,896	19,052
Interest expense	(4,304)	(4,632)	(8,882)	(9,759)
Other income, net	314	622	755	703

Income before income taxes	12,960	3,538	22,769	9,996
Provision for income taxes	5,267	1,520	9,308	4,136

Net income	$7,693	$2,018	$13,461	$5,860

Net income per share:
Basic	$0.39	$0.11	$0.69	$0.31
Diluted	$0.39	$0.11	$0.68	$0.31
Average shares outstanding:
Basic	19,675	18,778	19,487	18,736
Diluted	19,920	18,881	19,744	18,907
Increase in sales	27.9%		15.5%
Increase in diluted earnings per share	254.5%		119.4%
Gross profit percentage	22.6%	20.9%	22.9%	21.0%
Selling, general and administrative expense percentage	15.9%	17.1%	16.3%	16.3%
Income from operations percentage	6.7%	3.8%	6.6%	4.7%

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NCI Building Systems Reports Second Quarter Results

May 26, 2004

NCI BUILDING SYSTEMS, INC.
COMPUTATION OF EARNINGS BEFORE TAXES, INTEREST, DEPRECIATION,
AMORTIZATION AND OTHER NONCASH ITEMS (“ADJUSTED EBITDA”)
(Unaudited)
(In thousands)

	Trailing 12 Months
	May 1, 2004	May 3, 2003
Net income	$30,401	$29,267
Add (deduct):
Provision for income taxes	19,930	19,071
Interest expense, net of interest income and amortization on deferred financing costs	17,480	18,686
Depreciation and amortization	22,829	22,934
401(k) noncash contributions	4,219	3,562
Loss on debt refinancing	—	808	(1)
Noncash real estate, net of tax	391	—

Adjusted EBITDA(2)	$95,250	$94,328

(1)	The loss on debt refinancing was treated as extraordinary per the provisions of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which were applicable during fiscal year 2002.

(2)	The Company discloses adjusted EBITDA, which is a non-GAAP measure, because it is a widely accepted financial indicator of a company’s ability to finance its operations and meet its growth plans. This measure is also used by NCI internally to make acquisition and investment decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income determined in accordance with generally accepted accounting principles in the United States.

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NCI Building Systems Reports Second Quarter Results

May 26, 2004

NCI BUILDING SYSTEMS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	May 1,	November 1,
	2004	2003
ASSETS
Cash	$10,250	$14,204
Accounts receivable, net	85,424	96,620
Inventories	90,258	59,334
Deferred taxes	8,904	8,904
Prepaids	9,451	6,243

Total current assets	204,287	185,305

Property, net	192,843	201,826
Excess of cash over fair value of acquired net assets	318,247	318,247
Other assets	7,521	7,782

Total assets	$722,898	$713,160

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$6,250	$6,250
Accounts payable	61,765	55,106
Accrued expenses	63,340	57,364

Total current liabilities	131,355	118,720

Long-term debt, noncurrent portion	207,463	242,500
Deferred income taxes	20,015	20,189
Equity	364,065	331,751

Total liabilities and shareholders’ equity	$722,898	$713,160

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NCI Building Systems Reports Second Quarter Results

May 26, 2004

NCI BUILDING SYSTEMS, INC.
STATEMENT OF CONDENSED CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	May 1,	May 3,
	2004	2003
Cash flows from operating activities:
Net income	$13,461	$5,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,460	11,351
(Gain) loss on sale of fixed assets	304	(10)
Provisions for doubtful accounts	1,282	965
Deferred income tax provision	(174)	—
Change in working capital:
(Increase) decrease in current assets	(24,218)	9,840
Increase (decrease) in current liabilities	18,414	(17,565)

Net cash provided by operating activities	20,529	10,441

Cash flows from investing activities:
Capital expenditures	(3,699)	(7,518)
Other	347	(363)

Net cash used in investing activities	(3,352)	(7,881)

Cash flows from financing activities:
Proceeds from stock options exercised	13,906	1,704
Net borrowings (payments) on revolving lines of credit	3,400	(2,100)
Payments on long-term debt	(38,437)	(3,125)
Purchase of treasury stock	—	(114)

Net cash used in financing activities	(21,131)	(3,635)

Net decrease in cash	(3,954)	(1,075)
Cash at beginning of period	14,204	9,530

Cash at end of period	$10,250	$8,455

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